Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES THE AVAILABILITY OF
informaSeqSM Non-Invasive Prenatal Test

Burlington, NC, August 19, 2014 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the availability of the informaSeq Prenatal Test.

The informaSeq Prenatal Test is an advanced, non-invasive, next-generation prenatal screening assay that can assess risk for multiple fetal chromosomal aneuploidies, or abnormalities in the number of chromosomes, from a single maternal blood draw. There are testing options for several additional common sex-related aneuploidies. The test is offered through Integrated Genetics, part of the LabCorp Specialty Testing Group of laboratories that offer advanced esoteric and genomic testing.

The American Congress of Obstetricians and Gynecologists (ACOG) and the Society of Maternal Fetal Medicine (SMFM) recognize the tremendous potential of cell-free DNA (cfDNA) testing, concluding that cfDNA testing can be offered to patients at increased risk of aneuploidy. The informaSeq Prenatal Test is performed using Illumina sequencing technology to generate test data, offering high detection rates (sensitivity) and low false positive rates (specificity), even in samples with a lower fraction of fetal DNA fragments.

In addition to the informaSeq Prenatal Test, Integrated Genetics offers a full complement of reproductive genetic screening and diagnostic options to support a physician’s pregnancy management protocols. To help physicians and patients understand the results of those tests and identify risk factors, Integrated Genetics employs the largest network of Board-certified genetic counselors in the United States. These counselors help physicians and patients make more informed healthcare decisions.

“The non-invasive informaSeq Prenatal Test provides clinicians with another option to aid in the diagnosis and care of their patients,” said Dr. Mark Brecher, LabCorp’s Chief Medical Officer. “This test is the latest example of LabCorp's continued commitment to introduce diagnostic tools that deliver advanced clinical information, enhance physician decision making and improve patient outcomes.”

“As a global leader in reproductive and genetic health solutions, we are very pleased to support this NIPT offering by LabCorp,” said Tristan Orpin, Senior Vice President and General Manager of Reproductive and Genetic Health for Illumina. “We are committed to making NIPT more broadly available and the launch of this product will help expand access.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2014 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2013, including under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2013 and subsequent Forms 10-Q under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.